Exhibit 24(b)(4.34)
ING Life Insurance and Annuity Company

ENDORSEMENT

Transferred Asset Benefit

The Contract is hereby endorsed as follows:

The Contributions made to this Contract include Plan assets transferred from another financial provider who has imposed a cancellation penalty on that transfer. To offset that penalty, the Contract Holder has elected a Transferred Asset Benefit
(TAB) described in this endorsement.

A TAB in the amount of $[XXXX] will be applied to the Contract following receipt in Good Order of all applicable records and the final transferred asset Contribution and the expiration of the free look period applicable to the Contract. The TAB amount applied will be allocated to the Individual Accounts using the investment allocations established for ongoing
Contributions, or as otherwise directed by the Contract Holder. The actual amount allocated to an Individual Account will be determined and directed by the Contract Holder.

The TAB amount, decrease to the Fixed Plus Account II credited interest rate and TAB Charge contained in this endorsement is based upon information provided by the Contract Holder (including actual transferred assets and total amount of the TAB) to the Company. In the event that the actual transferred assets or total amount of the TAB differs so as to change the TAB amount, the decrease to the Fixed Plus Account II credited interest rate or the TAB Charge, we will issue a revised TAB endorsement. In such a case, the terms of the revised TAB endorsement will supercede the terms of this endorsement.

Decrease in Fixed Plus Account II Credited Interest Rate
The Fixed Plus Account II interest rate that would otherwise be credited under Section 4 of the Contract will be reduced by [1.00%], subject to the Fixed Plus Account II Minimum Guaranteed Interest Rate specified in Section 4.01 of the
Contract and Contract Schedule I.

TAB Charge
A TAB Charge in the amount of [1.00%] will be added to the Daily Asset Charge.

Section 3.06 (Net Investment Factor) is deleted and replaced with the following:

The net investment factor is used to compute the accumulation unit value for any Fund.

For each Valuation Date, for each Fund, the net investment factor is equal to 1.0000000, plus the net return rate.

The net return rate equals:

[a - b - c]
------------- - e
d

Where:

a is	the value of the shares of the Fund held by the Separate Account on the current Valuation Date;
b is	the value of the shares of the Fund held by the Separate Account on the prior Valuation Date;
c is	taxes or provisions for taxes, if any, on the Separate Account (with any federal income tax liability offset by foreign tax credits to the extent allowed);
d is	the total value of the accumulation units and Annuity units of the Separate Account on the prior Valuation
Date; and
e is	Separate Account daily charges for daily asset charges, subaccount administrative adjustment charges and the TAB charge, as shown on Contract Schedule I under Daily Charges to the Separate Account and in this endorsement.

EMM-TABCONT-10

The net return rate may be greater or less than zero percent.

Section 3.07 (Charges to the Separate Account) is deleted and replaced with the following:

During the Accumulation Phase, we may deduct a Daily Asset Charge, Subaccount Adjustment Administrative
Charges and a TAB charge from the Individual Account value invested in the Separate Account. The charges to the
Separate Account are shown on Contract Schedule I under Daily Charges to the Separate Account and in this endorsement, and are deducted daily.

Withdrawal Charge

Any partial or full Withdrawal from this Contract will be subject to the following Withdrawal Charges (see Contract
Section 6.04. This Withdrawal Charge schedule replaces any such schedule that appears in Contract Schedule I. This charge is waived for certain withdrawals made as defined in the Waiver of Withdrawal Charge section of Contract
Schedule I.

Withdrawal Charge

	Contract Years Completed	Withdrawal Charge

(See 6.04)	[Less than 1	[X.XX%
	1 but less than 2	X.XX %
Do we need	2 but less than 3	X.XX %
to include	3 but less than 4	X.XX %
table values?	4 but less than 5	X.XX %
	5 but less than 6	X.XX %
	6 but less than 7	X.XX %
	7 or more]	X.XX %]

Duration of Endorsement
This endorsement is effective on [xx/xx/xx]. The decrease to the Fixed Plus Account II credited interest rate and the increase to the Daily Asset Charge will expire on [xx/xx/xx], and the entire endorsement will expire on [xx/xx/xx]. Upon the expiration date of the endorsement, all provisions of this endorsement that have not already expired under its terms will cease to be in effect.

                 /s/Catherine H. Smith

President
                                               ING Life Insurance and Annuity Company

EMM-TABCONT-10	2